                                                                     Exhibit 7.1

[LOGO(DAVIES)]                    DAVIES WARD PHILLIPS & VINEBERG LLP

                                  26th Floor                    Tel 514 841 6400
                                  1501 McGill College Avenue    Fax 514 841 6499
                                  Montreal Canada H3A 3N9       www.dwpv.com



March 3, 2005

BY SEDAR

British Columbia Securities Commission
Alberta Securities Commission
Saskatchewan Financial Services Commission, Securities Division
The Manitoba Securities Commission
Ontario Securities Commission
Agence nationale d'encadrement du secteur financier
Nova Scotia Securities Commission
New Brunswick Securities Commission
Prince Edward Island Securities Office
Securities Commission of Newfoundland and Labrador


(collectively, the "Securities Commissions")

                   SUBJECT: Final short form base PREP prospectus of Neurochem Inc.
                             dated March 3, 2005 ("the Prospectus")


This letter is addressed to you in connection with the Prospectus.

We hereby consent to the use of our name on the face page of the Prospectus and under the heading "Legal Matters" in the Prospectus and consent to the use of our name and to the reference to our opinion (the "Opinion") under the heading "Eligibility for Investment" in the Prospectus.

We have read the Prospectus and we have no reason to believe that there are any misrepresentations in the information contained in the Prospectus that are derived from the Opinion or that is within our knowledge as a result of the services performed by us in connection with the Opinion.

This letter is solely for the information of the Securities Commissions and is not to be referred to in whole or in part in the Prospectus or in any other similar document and is not to be relied upon for any other purposes.


Yours very truly,

(signed) Davies Ward Phillips & Vineberg LLP